Exhibit (d)(4)

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Call Option Confirmation: Physically-settled only, American-style.

JPMorgan Chase Bank

277 Park Avenue

New York, NY 10172

(212) 622-5270

December [•], 2003

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Attention:	Mr. Brent Callinicos, Corporate Vice President and Treasurer
Tel:	(425) 706-6738
Fax:	(425) 936-7329

Re:	Call Option Transaction Confirmation

Outlined below are the principal terms and conditions for the Transaction (the “Transaction”) that you (the “Issuer”) are entering into with JPMorgan Chase Bank (“JPMorgan”). This Confirmation shall supplement, form a part of and be subject to the 1992 ISDA Master Agreement (Multicurrency-Cross Border) dated as of January 22, 1997 between the Issuer and JPMorgan, as amended and supplemented from time to time (the “Agreement”), between us together with any related schedules and security or collateral agreements, if any.

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the above referenced Transaction entered into between JPMorgan and you on the Trade Date specified below. This Confirmation shall supersede all or any prior written or oral agreements in relation to the Transaction. This Confirmation is subject to, and incorporates, the 2000 ISDA Definitions (including the Annex thereto, the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. In the event of any inconsistency between the Equity Definitions and the 2000 Definitions, the Equity Definitions shall govern. In the event of any inconsistency between the Definitions or the Agreement, as the case may be, and this Confirmation, this Confirmation shall govern. The terms and conditions of this Confirmation supersede any and all prior written or oral agreements in relation to the Transaction. As set forth in the Program Agreement, this Confirmation amends and restates the terms of certain options previously issued by the Issuer and not previously subject to the Agreement. The Issuer acknowledges and agrees that upon execution, this Confirmation, without any further action or the execution of any further documents or agreements, and notwithstanding any defect or lack of effectiveness of any assignment or transfer of title to any Participating Options (as such term is defined in the Program Agreement (as such term is defined below)) from the Participating Holders (as such term is defined in the Program Agreement), shall be a valid, binding and enforceable obligation of the Issuer to JPMorgan on the terms set forth herein.

The parties are executing this Confirmation pursuant to the terms of the Program Agreement (the “Program Agreement”) dated as of October 9, 2003 between the Issuer and JPMorgan.

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1.	ECONOMIC TERMS:

General Terms:

Trade Date:	December [•], 2003

Option Style:	American

Option Type:	Call

Seller:	The Issuer

Buyer:	JPMorgan

Shares:	The common stock, par value USD0.00000625 per share, of the Issuer, or security entitlements in respect thereof.

Tranche:	The Transaction will be divided into individual Tranches with the Number of Options, Strike Prices and Expiration Dates set forth on Schedule A attached hereto. For purposes of this Confirmation, the Agreement and the Definitions, each Tranche will be considered a separate Transaction under the Agreement, and all Tranches shall be referred to herein collectively as the Transaction.

Number of Options:	For each Tranche, the Number of Options for such Tranche as set forth on Schedule A attached hereto.

Strike Price:	For each Tranche, the Strike Price for such Tranche as set forth on Schedule A attached hereto.

Exchange:	The Nasdaq National Market of the Nasdaq Stock Market, Inc.

Related Exchanges:	The Chicago Board Options Exchange and the Archipelago Exchange.

Procedures for Exercise:

Expiration Time:	The Scheduled Closing Time

Expiration Date:	For each Tranche, the Expiration Date for such Tranche as set forth on Schedule A attached hereto.

Multiple Exercise:	Applicable

Minimum Number of Options:	100,000

Maximum Number of Options:	For each Tranche, the Number of Options for such tranche.

Automatic Exercise:	Applicable

Reference Price:	The Official NASDAQ Closing Price (NOCP).

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	USD

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Dividends:	As provided in Section 5 (a) herein.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that Section 5(a) shall apply in lieu of Calculation Agent Adjustment for all dividends other than dividends (“Share Dividends”) of the types described in clauses (i), (ii)(A), (ii)(B) and (ii)(C) of the definition of Potential Adjustment Event contained in Section11.2(e) of the Equity Definitions.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Component Adjustment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Additional Disruption Events:

Change in Law:	Applicable; provided that in the event of a Change in Law that requires any Shares that the Issuer delivers to JPMorgan in connection with the Transaction (“Settlement Shares”) to be registered under the Securities Act of 1933, as amended, the parties hereto agree to negotiate with each other in good faith to amend, restructure or supplement this Confirmation so that it is no longer illegal for JPMorgan to hold, acquire and dispose of the Settlement Shares and JPMorgan does not incur a materially increased cost in performing its obligations hereunder or in connection herewith.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

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Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Determining Party:	Calculation Agent

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

2. Calculation Agent:	JPMorgan Securities Inc.; provided that the Calculation Agent shall make all calculations in consultation with the Issuer; and provided further that the Calculation Agent shall, not later than the third Business Day following receipt of a written request by the Issuer, provide the Issuer with a written explanation of the basis for any calculation or determination made hereunder.

3. Account Details:	JPMorgan Chase Bank, New York ABA: 021 000 021 Favor: JPMorgan Chase Bank, London A/C: 0010962009 CHASUS33

Account for payments to JPMorgan: DTC 060

Account for delivery of Shares to JPMorgan:

Account for payments to the Issuer:

4. Address for notices or communications to Issuer:

Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052-6399
Attention: Treasurer
Telephone No.: 425-706-6738
Facsimile No.: 425-936-7329

Address for notices or communications to JPMorgan:

JPMorgan Chase Bank
277 Park Avenue, 11th Floor
New York, New York, 10172
Attention: EDG Corporate Marketing (Steve Roti)
Telephone No. 212-622-5270
Telecopy No. 212-622-0105

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5. Other Provisions:

(a)    Dividends. For each Tranche, if (i) at any time after the Trade Date during any calendar quarter, an ex-dividend date for a dividend with respect to the Shares other than a Share Dividend occurs (regardless of when such dividend is paid), and the amount or value of such dividend (as determined by the Calculation Agent) is not equal to the Regular Dividend Amount for such dividend on a per share basis, or (ii) as of the last day of the fourth calendar quarter of any year, no ex-dividend date for a dividend with respect to the Shares other than a Share Dividend shall have occurred during such fourth quarter, then in either case the Strike Price for such Tranche shall be adjusted as of such ex-dividend date or such last day, as the case may be (the “Adjustment Date”), by an amount determined by the Calculation Agent so that the Pre-Dividend Valuation of such Tranche equals the Post-Dividend Valuation of such Tranche. Any adjustment pursuant to this paragraph 5(a) shall be rounded to four decimal places.

“Regular Dividend Amount” means, for the first dividend that is not a Share Dividend and for which the ex-dividend date occurs during the fourth calendar quarter of any year, USD0.16, or, for any other dividend, USD0.00.

“Pre-Dividend Valuation” of any Tranche means the fair value, as determined by the Calculation Agent using the Black-Scholes pricing methodology, of such Tranche based on the “Pre-Dividend Inputs” set forth below.

“Post-Dividend Valuation” of any Tranche means the fair value, as determined by the Calculation Agent using the Black-Scholes pricing methodology, of such Tranche based on the “Post-Dividend Inputs” set forth below.

“Trading Day” means a Scheduled Trading Day that is not a Disrupted Day.

Pre-Dividend Inputs

Stock Price:	The Official NASDAQ Closing Price (NOCP) of the Shares on the Exchange on the Trading Day prior to the relevant Adjustment Date (the “Stock Price”).

Strike Price:	The Strike Price for such Tranche as of such Adjustment Date.

Dividend Yield:	USD0.16 divided by the Stock Price (the “Dividend Yield”).

Volatility:	The implied bid volatility displayed on Bloomberg Screen MSFT UQ equity OMON, utilizing US Dollar swap rates and actual dividends, for a listed option with the same strike price and maturity as such Tranche, or, if no such option appears on such Screen, an implied bid volatility determined by the Calculation Agent by linear interpolation between the implied bid volatilities so displayed for the two listed call options that do so appear with strike prices most proximate to the Strike Price for such Tranche (or, if the Strike Price for such Tranche is greater than the strike price for the listed call option with the highest strike price that so appears and that, in the reasonable determination of the Calculation Agent, has significant liquidity, the implied bid volatility so displayed for such option) and between the two listed call options that do so appear with maturities most proximate to the Expiration Date for such Tranche (or, if the Expiration Date for such Tranche is later than the maturity for the listed call option with the latest maturity that so appears, the implied bid volatility displayed for such option) (the “Volatility”).

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Interest Rate:	For any Tranche, the amount (the “Interest Rate”) determined by the following equation:

Discount Factor = 1 /[e(Interest Rate * N)]

where:

	N =	The number of days during the period beginning on and including such Adjustment Date to but excluding the Expiration Date for such Tranche, divided by 365.

Discount Factor =

The value that a counterparty would pay on such Adjustment Date for the right to receive USD1.00 on the Expiration Date for such Tranche, expressed as a percentage, as determined by the Calculation Agent by reference to the US Dollar, British Bankers’ Association LIBOR rates, as displayed by BBAM Office BBA LIBOR Fixings, and the US Dollar swap curve on such Adjustment Date as displayed on Bloomberg Screen I52.

Maturity:	The Expiration Date for such Tranche (the “Maturity”).

Post-Dividend Inputs

Stock Price:	The Stock Price minus the Dividend Differential.

Strike Price:	The Strike Price for such Tranche as of such Adjustment Date, as adjusted pursuant to this Paragraph 5(a).

Dividend Yield:	The Dividend Yield.

Volatility:	The Volatility.

Interest Rate:	The Interest Rate.

Maturity:	The Maturity.

“Dividend Differential” means, for any dividend for which an adjustment is being made pursuant to this paragraph 5(a), the difference equal to the amount or value of such dividend (as determined by the Calculation Agent) minus the Regular Dividend Amount for such dividend.

(b)	Representations Regarding Shares. (i) The Issuer shall reserve and keep available for issuance to JPMorgan upon settlement or any termination of the Transaction a number of Shares at least equal to the aggregate sum for all Tranches of the product of the Number of Options and the Option Entitlement.

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(ii) The Issuer agrees that any Settlement Shares shall not bear any restrictive legend and that such Settlement Shares shall be deposited in, and the delivery thereof shall be effected through the facilities of, The Depository Trust Company.

(c)	Transfer and Assignment. The Issuer may not transfer any of its rights or obligations under the Transaction. JPMorgan may not transfer any of its rights or obligations under the Transaction except to an affiliate (as such term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended) by prior notice to the Issuer.

(d)	JPMorgan London Branch. JPMorgan is entering into the Transaction through its London branch. Notwithstanding the foregoing, JPMorgan represents to the Issuer that the obligations of JPMorgan are the same as if it had entered into the Transaction through its head or home office in New York.

(e)	CEA Representation. The Issuer is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended).

(f)	JPMorgan Designation. Notwithstanding any other provision herein to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any shares or other securities to or from the Issuer, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform JPMorgan’s obligations in respect of the Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to the Issuer to the extent of any such performance.

(g)	Securities Contract. The parties hereto intend that (a) JPMorgan be a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”), (b) this Confirmation (as such is referred to in, and supplements, forms part of, and is subject to, the Agreement) be a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, (c) each and every transfer of funds, securities and other property under this Confirmation (as such is referred to in, and supplements, forms part of, and is subject to, the Agreement) be a “settlement payment” or a “margin payment,” as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code, (d) the rights given to JPMorgan hereunder upon an Event of Default, Termination Event or Early Termination Date constitute the rights to cause the liquidation of a securities contract and to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code and (e) any or all obligations that either party has with respect to this Confirmation or the Agreement constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transaction) or any other agreement between such parties.

(h)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction, this Confirmation, or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction by, among other things, the mutual waivers and certifications herein.

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(i)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, JPMorgan shall not be entitled to receive Shares hereunder (whether in connection with exercise of the Transaction or otherwise) to the extent (but only to the extent) that such receipt would result in J.P. Morgan Chase & Co. directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.9% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in J.P. Morgan Chase & Co. directly or indirectly so beneficially owning in excess of 9.9% of the outstanding Shares. If any delivery owed to JPMorgan hereunder is not made, in whole or in part, as a result of this provision, the Issuer’s obligation to make such delivery shall not be extinguished and the Issuer shall make such delivery as promptly as practicable after, but in no event later than one Currency Business Day after, JPMorgan gives notice to the Issuer that such delivery would not result in J.P. Morgan Chase & Co. directly or indirectly so beneficially owning in excess of 9.9% of the outstanding Shares.

(j)	No Repurchase. The Issuer agrees that it shall not repurchase any Shares if, immediately following such repurchase, the Number of Options for all Tranches comprising the Transaction would be equal to or greater than 8% of the number of then outstanding Shares.

(k)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of any Transactions relating to Shares of the Issuer (“Issuer Share Transactions”), the Issuer shall owe JPMorgan any amount pursuant to (i) Sections 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, Nationalization, Tender Offer or Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which the Issuer is the Defaulting Party or a Termination Event in which the Issuer is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that, in the case of either such an Event of Default or such a Termination Event, resulted from an event or events outside the Issuer’s control) (a “Payment Obligation”), the Issuer may, in its sole discretion, satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to JPMorgan, confirmed in writing within one Currency Business Day, between the hours of 9:00 a.m. and 4:00 p.m. New York local time on the Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon timely giving of Notice of Share Termination, the following provisions shall apply:

	Share Termination Alternative:	Applicable and means that the Issuer shall deliver to JPMorgan the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due, in satisfaction of the Payment Obligation, in the manner reasonably requested by JPMorgan, free of payment.

	Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

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Share Termination Unit Price:	The value to JPMorgan of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent.

Share Termination Delivery Unit:	In the case of a Extraordinary Event (other than an Insolvency, Nationalization, Tender Offer or Merger Event), Termination Event or Event of Default, one Share or, in the case of an Insolvency, Nationalization, Merger Event or a Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without regard to any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event, as the case may be. If a Share Termination Delivery Unit consists of property other than cash or New Shares, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Share Termination Delivery Unit in such amounts, as determined by the Calculation Agent, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is Applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “settled by Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

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(l)	Status of Claims in Bankruptcy. JPMorgan acknowledges and agrees that this Confirmation is not intended to convey to JPMorgan rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of the Issuer; provided that nothing herein shall limit or shall be deemed to limit JPMorgan’s right to pursue remedies in the event of a breach by the Issuer of its obligations and agreements with respect to the Transaction; and provided further that nothing herein shall limit or shall be deemed to limit JPMorgan’s rights in respect of any transactions other than the Transaction.

(m)	No Collateral. Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of the Issuer under the Transaction are not secured by any collateral. Without limiting the generality of the foregoing, if the Agreement, or any other agreement between the parties, includes an ISDA Credit Support Annex, or other agreement pursuant to which the Issuer collateralizes obligations to JPMorgan, then the obligations of the Issuer hereunder will not be considered to be obligations under such Credit Support Annex, or other agreement pursuant to which Counterparty collateralizes obligations to JPMorgan, and the Transaction shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

(n)	No Netting or Set-off. Any provision in the Agreement with respect to (i) the netting of obligations of the Issuer or (ii) the satisfaction of the Issuer’s payment obligations to the extent of JPMorgan’s payment obligations to the Issuer in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof), in each case as applied solely to this Transaction, shall not apply to the Issuer and, for the avoidance of doubt, the Issuer shall fully satisfy such payment obligations notwithstanding any payment obligation to the Issuer by JPMorgan in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, clause (i) of the foregoing sentence shall apply as follows: (I) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) Issuer Share Transactions and (b) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

(o)	Early Termination. For purpose of Section 6(e) of the Agreement, “Second Method” and “Loss” will apply to the Transaction.

(p)	Notices. Part 4, Section (2) of the Schedule shall not apply to the Transaction.

(q)	Netting of Payments. Part 4, Section (3) of the Schedule shall not apply to the Transaction.

(r)	Set-Off. Part 5, Section (4) of the Schedule shall not apply to the Transaction.

(s)	Calculation Agent. Part 5, Section (5) of the Schedule shall not apply to the Transaction.

(t)	FX Transactions and Currency Options. Part 6 of the Schedule shall not apply to the Transaction.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours sincerely,

JPMORGAN CHASE BANK

By:

Name:

Title:

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Confirmed as of the date first above written:

MICROSOFT CORPORATION

By:

Name:

Title: